Exhibit 10.5
EQUITY CONTRIBUTION AGREEMENT

by and among

BERMASE LLC,

AVON ROAD BERMASE I LLC,

AVON ROAD BERMASE II LLC,

JAF-NH, LLC

and

GLOBAL PARI-MUTUEL SERVICES, INC.

Dated as of December 7, 2010

i

(continued)

(continued)

(continued)

Exhibit A New Note

Buyer Disclosure Schedule
Seller Disclosure Schedule

EQUITY CONTRIBUTION AGREEMENT

EQUITY CONTRIBUTION AGREEMENT, dated as of December 7, 2010 (this “Agreement”), by and among BERMASE LLC, a Delaware limited liability company (“BERMASE”), AVON ROAD BERMASE I LLC, a Delaware limited liability company (“AVON I”), AVON ROAD BERMASE II LLC, a Delaware limited liability company (“AVON II”), JAF-NH, LLC, a Delaware limited liability company (“JAF-NH” and collectively with AVON I and AVON II, each a “Seller” and collectively, the “Sellers”), and GLOBAL PARI-MUTUEL SERVICES, INC., a Nevada corporation (“Buyer”).  BERMASE, Sellers and Buyer are referred to collectively herein as the “Parties”.  Capitalized terms used herein shall have the meanings ascribed to them in Article XII hereof.

WHEREAS, AVON I holds 37.5% of the outstanding equity interests of BERMASE (the “Membership Interests”), AVON II holds 37.5% of the Membership Interests and JAF-NH holds 25.0% of the Membership Interests;

WHEREAS, as of the date hereof, BERMASE owns (i) 1,200,000 shares of Buyer’s common stock, $0.001 par value per share (the “Common Stock”); (ii) a Senior Secured Convertible Promissory Note due September 2012 in the principal amount of $400,000 issued by Buyer (the “Note”); and (iii) a common stock purchase warrant dated September 15, 2010 to purchase 7,000,000 shares of Common Stock (the “Warrant”);

WHEREAS, in connection with the transactions contemplated hereby, (i) simultaneously with or immediately prior to the execution of this Agreement, Sellers have made capital contributions to BERMASE in the aggregate amount of $500,000 and (ii) simultaneously with or immediately prior to the Closing, Sellers shall make capital contributions to BERMASE in the aggregate amount of $2,000,000;

WHEREAS, in connection with the transactions contemplated hereby, simultaneously with or immediately prior to the Closing, BERMASE shall convert the Note into shares of Common Stock (the “Conversion Shares”) and distribute such shares and the 1,200,000 shares of Common Stock currently held by it, to Sellers, pro rata, based on each Seller’s respective Membership Interests in BERMASE;

WHEREAS, simultaneously with or immediately prior to the execution of this Agreement, Buyer has issued an Unsecured Promissory Note due January 2011 in the principal amount of $500,000 to BERMASE, in respect of a $500,000 unsecured loan from BERMASE to Buyer made simultaneously or immediately prior to the execution of this Agreement (the “New Note”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, each Seller desires to contribute to Buyer, and Buyer desires to acquire from each Seller, all of such Seller’s respective right, title and interest in all of the Membership Interests, in exchange for that number of shares of Common Stock such that Sellers together will own, in the aggregate, 88% (including the Conversion Shares and the 1,200,000 shares to be distributed to Sellers by BERMASE) of Buyer’s issued and outstanding Common Stock, including for the purposes of such calculation, 3,050,000 shares of Common Stock issuable upon the exercise of outstanding stock options, determined as of the Closing Date; and

WHEREAS, the Parties to this Agreement intend for the above-described equity contribution and exchange to qualify as a transaction described in Section 351(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1                      The Contribution

On and subject to the terms and conditions of this Agreement, at the Closing, each Seller shall contribute, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, free and clear of all Encumbrances, all of such Seller’s right, title and interest, as of the Closing, in and to the Membership Interests, which together shall constitute 100% of the outstanding Membership Interests (collectively, the “Contributed Equity”).

Section 1.2                      Consideration

In consideration for the contribution by Sellers of the Contributed Equity to Buyer, at the Closing, Buyer shall issue to Sellers an aggregate of that number of shares of Common Stock equal to 198,685,798 minus the sum of the number of Conversion Shares and 1,200,000 (the “Shares” or the “Consideration”), as follows:

(a)          37.5% of the number of Shares to AVON I;

(b)          37.5% of the number of Shares to AVON II; and

(c)          25.0% of the number of Shares to JAF-NH.

Section 1.3                      Closing Transactions

(a)          Closing.  Unless this Agreement shall have been terminated in accordance with Section 9.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) will take place at 2:30 p.m., New York City time, on a date to be specified by the Parties (the “Closing Date”), which shall be not later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York, 10022, unless another time, date or place is agreed to in writing by the Parties.

(b)          Actions and Deliveries by Sellers and BERMASE.  At the Closing, Sellers and BERMASE shall deliver or cause to be delivered to Buyer:

(i)           the certificates and documents required to be delivered by Sellers pursuant to Section 8.2, including the Consents;

(ii)           any filings or other evidence indicating that any Taxes, fees and charges described in Section 7.4 owed by Sellers that are due on or prior to the Closing Date have been paid by Sellers;

(iii)           a resignation, effective as of the Closing Date, of each of the managers of BERMASE set forth on Section 1.3(b) of the Seller Disclosure Schedule;

(iv)           the membership records, minute books, and books and records, including financial records and books of account, of BERMASE; and

(v)           such other instruments of assignment and transfer as are reasonably required to effect the transfer to Buyer of all of each Seller’s right, title and interest in and to the Contributed Equity in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer.

(c)          Actions and Deliveries by Buyer.  At the Closing, Buyer shall deliver to Sellers:

(i)           the certificates representing all Shares in the amounts to each Seller specified in Section 1.2 above, dated the Closing Date;

(ii)           any filings or other evidence indicating that any Taxes, fees and charges described in Section 7.4 owed by Buyer that are due on or prior to the Closing Date have been paid by Buyer; and

(iii)           the certificates and documents required to be delivered by Buyer pursuant to Section 8.3.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING BERMASE

Each of Sellers and BERMASE, severally but not jointly and as to itself and not the other Sellers or Parties, hereby represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered by Sellers and BERMASE to Buyer and attached hereto and made a part hereof (the “Seller Disclosure Schedule”):

Section 2.1                      Organization and Qualification; Subsidiaries

(a)          BERMASE is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite limited liability company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.  BERMASE is not required to be qualified to do business in any jurisdiction other than the jurisdiction of its formation.

(b)          BERMASE does not have any Subsidiaries.

Section 2.2                      Authority Relative to this Agreement and Related Matters

BERMASE has all necessary limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery by BERMASE of this Agreement and the consummation by BERMASE of the Transactions have been duly authorized by all necessary limited liability company action on its part.  This Agreement has been duly executed and delivered by BERMASE and, assuming the due authorization, execution and delivery hereof by Buyer and each of Sellers, constitutes the legal, valid and binding obligation of BERMASE, enforceable against BERMASE in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3                      Organizational Documents

Sellers and BERMASE have heretofore furnished to Buyer a true, complete and correct copy of BERMASE’s certificate of formation (the “Certificate of Formation”) and limited liability company operating agreement (the “Operating Agreement”), each as amended to date.  Such Certificate of Formation and Operating Agreement are in full force and effect and Sellers and BERMASE are not in violation in any material respect of any of the provisions of such Certificate of Formation or Operating Agreement.

Section 2.4                      No Conflict; Required Filings and Consents

(a)          The execution and delivery of this Agreement by such Seller and BERMASE do not, and the consummation by such Seller and BERMASE of the Transactions will not, (a) conflict with or violate the Certificate of Formation or result in the breach of the Operating Agreement, (b) conflict with or violate any Law or Order applicable to BERMASE or by which BERMASE or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Contributed Equity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which BERMASE is a party or by which BERMASE or any of its properties is bound, or (d) require BERMASE to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except as set forth in Section 2.4 of the Seller Disclosure Schedule.

(b)          By its execution of this Agreement, such Seller hereby waives applicability to the Transactions of Sections 11.4 (Transfer of Membership Interest and Admission of Substitute Member) and 11.9 (Right of First Refusal) of the Operating Agreement. Upon the Closing, Buyer shall automatically be admitted as the sole member of BERMASE and BERMASE shall continue to be governed by the Operating Agreement, except that Schedule A thereto shall be amended to reflect that Buyer holds 100% of the Class A Membership Interests. Upon the Closing, the manager of BERMASE shall initially be Buyer.

Section 2.5                      Absence of Litigation

As of the date hereof, (a) there is no private or governmental action, suit, proceeding, litigation, arbitration or investigation (“Action”) pending or, to the knowledge of such Seller and BERMASE, threatened against BERMASE before any Governmental Authority that, if adversely determined, would have a Seller Material Adverse Effect, and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against BERMASE that has or would have a Seller Material Adverse Effect.

Section 2.6                      Contributed Equity

Such Seller is the owner of the Contributed Equity set forth opposite its name in Section 2.6 of the Seller Disclosure Schedule.  Such Seller has good and marketable title to the Contributed Equity purported to be owned by it and the valid and enforceable right to such Contributed Equity free and clear of all Encumbrances.  The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will, at the Closing, vest good and marketable title to the Contributed Equity in Buyer, free and clear of all Encumbrances.  Such Seller has not entered into any contract with respect to the sale or other disposition of any of the Contributed Equity, other than this Agreement.

Section 2.7                      Material Contracts

Section 2.7 of the Seller Disclosure Schedule sets forth a complete and accurate list of the Material Contracts.  Sellers and BERMASE have made available to Buyer a correct and complete copy of each Material Contract.  With respect to each Material Contract:  (i) the Material Contract is a legal, valid and binding obligation of BERMASE and, to the knowledge of Sellers and BERMASE, each other party thereto, and is in full force and effect; (ii) BERMASE is not in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by BERMASE, under the Material Contract; and (iii) to the knowledge of Sellers and BERMASE, no other party to the Material Contract is in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such other party, under such Material Contract.

Section 2.8                      Compliance with Laws

(a)          The operations of BERMASE currently are, and at all times since BERMASE’s formation on August 24, 2010, have been, conducted in all material respects in compliance with all applicable Laws, and with all material requirements of all Governmental Authorities having jurisdiction over BERMASE.  Neither Sellers nor BERMASE has received any notice of any past or present failure of BERMASE to comply with any Law.

(b)          Except as set forth on Section 2.8(b) of the Seller Disclosure Schedule, BERMASE has obtained all material permits, authorizations, consents, approvals or similar authority, and made all notifications and applications to Governmental Authorities, that BERMASE is required to obtain or make under applicable Law, or that would be necessary in order for BERMASE to own, lease or operate its properties or other assets and to continue to conduct its business and operations as currently conducted.

(c)          BERMASE is not in violation or breach of, or in default under (and no event has occurred that with notice or lapse of time or both would constitute such a breach, violation or default or give rise to any right of termination, cancellation or acceleration under) any (i) order, writ, injunction or decree applicable to BERMASE, or (ii) note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BERMASE is a party or by which it or any of its properties or assets may be bound, except any such violation, breach or default as does not have, and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d)          Except as set forth on Section 2.8(d) of the Seller Disclosure Schedule, no filings, consent, notice or other action of any kind by BERMASE or such Seller will be required as a result of the consummation of the Transactions to avoid the loss of any material permits, authorizations, consents, approvals or similar authority or the material violation, breach or termination of, or any material default under, or the creation of any Encumbrances on any asset or properties of BERMASE, pursuant to the terms of any Law or any Material Contract and all such filings, consents, notices and other actions (other than those, if any, which may be required to be filed, given, obtained or taken solely by Buyer) will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

Section 2.9                      Tax Matters

(a)          BERMASE has filed, or will timely file, all Returns relating to income of BERMASE for periods ending on or prior to the Closing Date and has paid, or will timely pay, all Income Taxes relating to income of BERMASE shown thereon as owing, except where the failure to file such Returns or pay such Income Taxes would not have a Seller Material Adverse Effect.

(b)          There is no Action or audit pending or, to the knowledge of such Seller, threatened with respect to any liability for Tax relating to income of BERMASE for which a material amount of Tax is at issue, and (ii) there is no liability for Tax pursuant to United States Treasury Regulations Section 1.1502-6 (or any comparable provision of state or local law).

Section 2.10                      Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller and any such fee or commission shall be borne by such Seller.

Section 2.11                      Shares

(a)          Such Seller acknowledges that the Shares are being issued hereunder pursuant to applicable exemptions from registration requirements under the Securities Act and applicable exemptions from the securities qualification requirements of state law, and that the Shares may not be resold or transferred unless an exemption from such registration and qualification requirements is available.  Each Seller further understands and acknowledges that the Shares may not be resold pursuant to Rule 144, as promulgated by the SEC under the Securities Act, unless all of the conditions of such Rule 144 are met.  Notwithstanding the foregoing, each Seller agrees not to effect any transfer or resale of the Shares owned by it unless and until registered under the Securities Act or:

(i)           such Seller shall have notified Buyer of the proposed disposition of such shares and provided a written summary of the terms and conditions of the proposed disposition;

(ii)           such Seller shall have provided Buyer with written assurances, in form and substance satisfactory to Buyer, including an opinion of counsel if reasonably requested by Buyer, that the proposed disposition does not require registration of such shares under the Securities Act or qualification under state securities laws of any applicable state, or all appropriate action necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration under the Securities Act, and of qualification under applicable state law or exemption therefrom, has been taken; and

(iii)           such Seller has complied with the restrictions set forth in Section 5.4 hereof.

(b)          each Seller further acknowledges that Buyer shall not be required to transfer on its books any of the Shares that have been sold or transferred in violation of the provisions of this Agreement or treat as the owner of any such Shares, or otherwise to accord voting or dividend rights, to any transferee to whom any such Shares have been transferred in violation of this Agreement.

Section 2.12                      Intellectual Property

(a)          Except as set forth in Section 2.12 of the Seller Disclosure Schedule, (i) with respect to any Intellectual Property owned by BERMASE (as opposed to Intellectual Property of which BERMASE is a licensee), BERMASE has all right, title and interest to all Intellectual Property, without any conflict known to such Seller with the rights of others; (ii) no Person other than BERMASE has the right to use the Intellectual Property owned by BERMASE; (iii) BERMASE has the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used by it that is owned by a party other than BERMASE; (iv) all renewal, application and other fees required for the maintenance, registration and prosecution of the Intellectual Property prior to the Closing have been paid; (v) BERMASE is not subject to any Order that restricts or impairs the use of any of the Intellectual Property currently used in its business; (vi) all filings for the applications or registrations covering the Intellectual Property are in good standing and all assignments and licenses with respect to the Intellectual Property have been properly recorded; (vii) neither such Seller nor BERMASE has any knowledge that any Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property; (vii) to the knowledge of such Seller and BERMASE, BERMASE has not infringed, misappropriated or otherwise violated, and BERMASE is not currently infringing, misappropriating or otherwise violating, any intellectual property rights of any other Person with respect to BERMASE’s exploitation of the Intellectual Property; no Action alleging any such infringement, misappropriation or violation has been commenced and is pending or, to the knowledge of such Seller and BERMASE, is threatened in writing against BERMASE; and the use by Buyer after the Closing of the Intellectual Property, if used in the manner currently used by BERMASE, will not infringe or violate any applicable Law or rights of any Person known to such Seller and BERMASE; and (viii) no Actions have been commenced and are pending or, to the knowledge of such Seller and BERMASE, are threatened against BERMASE based upon, challenging or seeking to deny or restrict the use by BERMASE of any Intellectual Property.  Such Seller and BERMASE have made available to Buyer all material correspondence, including all written opinions in such Seller’s and BERMASE’s possession, relating to past, current or potential infringement or misappropriation (a) by BERMASE of any intellectual property rights of any Person or (b) by any Person of any of the Intellectual Property.

Section 2.13                      Banks and Bank Accounts

Set forth on Section 2.13 of the Seller Disclosure Schedule is a complete and accurate list of (a) all bank and brokerage accounts and accounts with other financial institutions in which BERMASE has on deposit any cash or cash equivalents or at which other securities of BERMASE are held, and any lock-box, checking, savings, custodial, escrow, security deposit or other account; (b) all permitted signatories and Persons authorized to access such accounts; (c) the addresses to which the statements related to such accounts are sent, and the type of account and account number for each such account.

Section 2.14                      Property

BERMASE does not own, nor has BERMASE ever owned or had any interest, including any leasehold interest, in any real or personal property.

Section 2.15                      Capitalization; Ownership of Membership Interests

All of the issued and outstanding Membership Interests in BERMASE purported to be owned by such Seller are held solely by such Seller, free and clear of all Encumbrances.  All the Membership Interests have been duly authorized and validly issued, and have been issued in compliance with the Certificate of Formation and Operating Agreement, and all applicable Laws.  There are no (a) securities that are convertible into, exchangeable for or carrying the right to acquire ownership or membership interests in BERMASE that are authorized, issued or outstanding, or (b) contracts of any kind relating to the issuance, sale, transfer or voting of, any ownership or membership interests of BERMASE.  The delivery at Closing by such Seller to Buyer of the Membership Interests pursuant to the provisions of this Agreement will transfer to Buyer good, valid and marketable title thereto, free and clear of all Encumbrances.

Section 2.16                      No Undisclosed Liabilities

BERMASE has no liabilities of any nature (whether absolute, accrued, contingent or otherwise) which would be required to be reflected on its financial statements that have had or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 2.17                      Books and Records

BERMASE maintains, in all material respects, accurate and complete books of account, minute books, stock record books, financial ledgers, asset registers and other records (true, correct and complete copies of all of which have been made available to Buyer) reflecting its respective assets and liabilities, and there are no material transactions involving BERMASE’s business which properly should have been, but are not, set forth therein.

Section 2.18                      Employees

(a)          BERMASE does not currently have any employees.  BERMASE had one employee from the period September 1, 2010 through October 15, 2010.  To the knowledge of such Seller and BERMASE, such former employee of BERMASE does not haves any claim against BERMASE (whether under any Law, employment contract or otherwise) for: (i) overtime pay, wages or salary for any period, other than current payroll; (ii) vacation, sick days, disability and workman’s compensation leave, military, maternity or family leave, time off or pay in lieu of vacation or time off, other than vacation, sick days, disability and workman’s compensation leave, military, maternity or family leave, or time off (or pay in lieu thereof) earned in respect of the current fiscal year; or (iii) any violation of any applicable Laws relating to minimum wage or maximum hours of work.

(b)          BERMASE is in compliance in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, payment of wages and benefits, payment of social security and similar taxes, occupational safety and health, and BERMASE is not liable for the payment of any damages, taxes, fines, penalties, back payments to any trust or other fund or to any Governmental Authority, or for any other amounts, however designated, for failure to comply with any of the foregoing Laws.

(c)          Since September 1, 2010, there has not been and there is not currently any existing, pending or, to the knowledge of such Seller and BERMASE, threatened, proceeding, hearing, investigation, charge, complaint, claim, or demand against, or to the knowledge of such Seller and BERMASE, affecting BERMASE, relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by any employee with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, against or, to the knowledge of such Seller and BERMASE, affecting BERMASE.

Section 2.19                      Capital Contribution

Each Seller has made capital contributions to BERMASE, which when aggregated with the capital contribution of the other Sellers, equals at least $1,500,000.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller, severally but not jointly and for itself and not the others, hereby represents and warrants to Buyer that, except as set forth in the Seller Disclosure Schedule:

Section 3.1                      Organization and Qualification

Such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite limited liability company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2                      Authority Relative to this Agreement and Related Matters

Such Seller has all necessary limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the Transactions have been duly authorized by all necessary limited liability company action on its part.  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof by Buyer and each of the other Sellers, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3                      No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by such Seller does not, and the consummation by such Seller of the Transactions will not, (a) conflict with or violate or breach the organizational or governing documents of such Seller, (b) conflict with or violate any Law or Order applicable to such Seller or by which such Seller or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which such Seller is a party or by which such Seller or any of its properties is bound, or (d) require such Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except as set forth in Section 3.3 of the Seller Disclosure Schedule.

Section 3.4                      Absence of Litigation

Except as disclosed in Section 3.4 of the Seller Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of such Seller, threatened against such Seller or any of them before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against such Seller or any of them that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 3.5                      Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller, and any such fee or commission shall be borne by such Seller.

Section 3.6                      Investment Intent

The Shares to be received by such Seller pursuant to the terms hereof will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  Such Seller has no present intention of selling, granting any participation in, or otherwise distributing the Shares acquired by such Seller.  Such Seller has no contract, undertaking, agreement or arrangement with any Person to sell or transfer, or grant any participation to such Person or to any third Person, with respect to any Shares to be acquired by such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that, except as set forth in the disclosure schedule delivered by Buyer to Sellers and attached hereto and made a part hereof (the “Buyer Disclosure Schedule”):

Section 4.1                      New Note

Buyer has duly executed and delivered to BERMASE the New Note substantially in the form of Exhibit A dated the date of this Agreement.

Section 4.2                      Organization and Qualification

Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 4.3                      Authority Relative to this Agreement and Related Matters

Buyer has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Sellers and BERMASE, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4                      No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by Buyer do not, and the consummation by Buyer of the Transactions will not, (a) conflict with or violate the articles of incorporation or bylaws of Buyer, each as amended to date, (b) conflict with or violate any Law or Order applicable to Buyer or by which Buyer or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties is bound, or (d) require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 4.4 of the Buyer Disclosure Schedule or (ii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other failures or occurrences would not prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 4.5                      Absence of Litigation

Except as disclosed in Section 4.5 of the Buyer Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Buyer, threatened against Buyer before any Governmental Authority that, if adversely determined, could have a material adverse effect on Buyer or would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.  Neither Buyer, nor, to the knowledge of Buyer, any director (other than any director who is or was a manager of BERMASE) or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of Buyer, there is not pending or contemplated, any investigation by the SEC involving Buyer or, to the knowledge of Buyer, any current or former director or officer of Buyer.

Section 4.6                      Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer, and any such fee or commission shall be borne by Buyer.

Section 4.7                      Issuance of Shares

The Shares anticipated to be issued to Sellers under Section 1.2 hereof, when issued in accordance with this Agreement, (a) will be duly authorized, validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of stockholders of Buyer, and will not impose personal liability on the holders thereof; and (b) will, together with the Conversion Shares and the 1,200,000 shares of Common Stock currently held by BERMASE, represent 88% of Buyer’s issued and outstanding common stock, determined as of the Closing Date, including for the purposes of this calculation, 3,050,000 shares of Common Stock issuable upon exercise of outstanding stock options, but excluding shares issuable upon exercise of the Warrant and under the 2010 Equity Incentive Plan.

Section 4.8                      Capitalization

(a)          Immediately following the Closing, the authorized capital stock of Buyer shall consist solely of:

(i)           395,000,000 shares of Common Stock, of which 222,729,316 will be issued and outstanding, subject to any stock option exercises between the date hereof and the Closing Date;

(ii)          5,000,000 shares of preferred stock, $0.001 par value per share, none of which will be issued and outstanding; and

(iii)         no shares of Common Stock will be held as treasury shares.

(b)          Immediately following the Closing if stockholder approval for the 2010 Equity Incentive Plan is obtained, there will be outstanding stock options and warrants to purchase an aggregate of 61,296,824 shares of Common Stock, 3,050,000 of which will be then currently exercisable, subject to any stock option exercises between the date hereof and the Closing Date.  As of the Closing Date if stockholder approval for the 2010 Equity Incentive Plan is obtained, 61,296,824 shares of Common Stock will be reserved for issuance upon exercise of outstanding options and warrants to acquire Common Stock, subject to any stock option exercises between the date hereof and the Closing Date.

(c)          Immediately following the Closing, all of the outstanding shares of capital stock of Buyer will be duly authorized, validly issued and fully paid and nonassessable, will have been issued in compliance with all federal and state securities laws, and none of such outstanding shares will have been issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

(d)          Except as set forth in this Section 4.8, immediately following the Closing there will be no outstanding (i) shares of capital stock or other voting securities of Buyer or (ii) options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Buyer is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents.  The issuance and sale of the Shares will not obligate Buyer to issue shares of Common Stock or other securities to any Person (other than Sellers) and will not result in a right of any holder of Buyer’s securities to adjust the exercise, conversion, exchange or reset price under such securities.

(e)          Except as set forth on Section 4.8(e) of the Buyer Disclosure Schedule, there is no commitment by Buyer to register with the SEC any shares of its capital stock and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions.

(f)          Except as set forth on Section 4.8(f) of the Buyer Disclosure Schedule, there are no stockholders agreements, voting agreements or other similar agreements with respect to Buyer’s capital stock to which Buyer a party or, to the knowledge of Buyer, between or among any of Buyer’s stockholders.

(g)          Except as otherwise provided in this Agreement, no further approval or authorization of any stockholder, the Board of Directors of Buyer or others is required for the issuance and sale of the Shares.

Section 4.9                      Private Placement

No registration under the Securities Act is required for the offer and sale of the Shares to be delivered at Closing by Buyer to Sellers as contemplated hereby.

Section 4.10                    Investment Company

Buyer is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Buyer shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

Section 4.11                    Application of Takeover Protections

Buyer and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Buyer’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Sellers as a result of Sellers and Buyer fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of Buyer’s issuance of the Shares and Sellers’ ownership of the Shares.  Buyer is not an “issuing corporation” within the meaning of Section 78.3788 of the Nevada Revised Statutes.

Section 4.12                    No Integrated Offering

Neither Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by Buyer for purposes of the Securities Act or any applicable shareholder approval provisions.

ARTICLE V

COVENANTS OF SELLERS AND BERMASE

Section 5.1                      Conduct of Business by Sellers and BERMASE Pending the Closing

Except as otherwise contemplated by this Agreement or as disclosed in Section 5.1 of the Seller Disclosure Schedule, or unless Buyer shall give its prior written consent, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Sellers and BERMASE shall (i) conduct its business in the ordinary course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve intact BERMASE’s current business organization and maintain satisfactory relationships with its service providers and others having business relationships with it.  Buyer agrees to cooperate reasonably with Sellers and BERMASE in connection with the foregoing.  Without limiting the generality of the foregoing, and except as contemplated by this Agreement or disclosed in Section 5.1 of the Seller Disclosure Schedule, Sellers and BERMASE shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Buyer:

(a)          amend or otherwise change BERMASE’s Certificate of Formation or Operating Agreement;

(b)          issue any additional membership interests or issue, sell or grant any option or right to acquire, or otherwise dispose of, any of its membership interests;

(c)          effect any dissolution, winding up, liquidation or termination of its business;

(d)          incur or guarantee, or perform, pay or otherwise discharge, any material obligation or liability (absolute or contingent), except in the ordinary course of business;

(e)          terminate or amend in any material respect any Material Contract;

(f)          take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Sellers herein untrue or incorrect in any material respect;

(g)          sell, transfer or otherwise dispose of any Contributed Equity;

(h)          merge or consolidate with any Person;

(i)          make any investment in, or make any loan or advance to, any Person, except in the ordinary course of business;

(j)          enter into any employment agreement or arrangement or make any increase in the number or compensation of persons employed in its business; or

(k)          agree to do any of the foregoing.

Section 5.2                      Notification of Certain Events

Sellers and BERMASE shall give prompt notice to Buyer if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Sellers and/or BERMASE to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Sellers and/or BERMASE of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a representation or warranty made in Article II or Article III to become untrue, or that would or reasonably could cause a condition in Section 8.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Sellers, BERMASE, or any of its properties, with respect to the Transactions. No such notice to Buyer shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.3                      Non-competition; Non-solicitation

(a)          For a period beginning on the Closing Date (the “Commencement Date”) until the date which is twenty-four (24) months after the Commencement Date, each Seller will not, and will cause its respective members and Affiliates not to, directly or indirectly, own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in, or otherwise competes with, the businesses of Buyer or BERMASE, as presently conducted or proposed to be conducted, anywhere where BERMASE’s or Buyer’s business is presently conducted or presently proposed to be conducted. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing may be inadequate and that Buyer, in addition to any other relief available to it, will be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. Nothing herein contained shall be deemed to prohibit any Seller or any of their respective members and Affiliates from investing funds, solely on a passive basis, in securities of a corporation or partnership, regardless of its business, if the securities of such corporation or partnership are listed for trading on a national stock exchange or are traded in the over-the-counter market and the holdings of any Seller or any of their respective members and Affiliates therein represent less than 5% of the total number of shares or principal amount of other securities of such corporation or partnership outstanding.

(b)          For a period beginning on the Commencement Date until the date which is twenty-four (24) months after the Commencement Date, each Seller will not, and will cause its respective directors, officers, employees, members and Affiliates not to, without the written consent of Buyer, directly or indirectly, for its own account or on behalf of any other Person, (i) hire any person who is then an employee of Buyer or any of its Affiliates (including BERMASE), or induce or attempt to induce any employee to leave his or her employment with Buyer or any of its Affiliates (including BERMASE); or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the businesses of Buyer or BERMASE, as presently conducted or presently proposed to be conducted, (including any existing or former customer of BERMASE, Buyer or any Person that becomes a client or customer of the business of Buyer or BERMASE after the Closing) or any other Person who has a material business relationship with the business of Buyer or BERMASE, to terminate or modify any such actual or prospective relationship.

(c)          The Parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.3 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 5.4                      Lockup Agreement

(a)          During the period beginning on the Commencement Date until the date which is one hundred eighty (180) days after the Commencement Date (the “Lockup Period”), provided each officer, director and 5% or greater stockholder of Buyer shall have entered into similar agreements, each Seller will not, without the prior written consent of Buyer, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (i) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners, members or stockholders of Sellers and (ii) transfers of shares of Common Stock or any security convertible into Common Stock in one or more transfers that are either registered under the Securities Act or exempt from registration, aggregating no more than 1,000,000 shares of Common Stock for each of AVON I and AVON II, on the one hand, and JAF-NH, on the other hand, provided that in the case of any transfer or distribution pursuant to clause (i) or (ii) that are not registered under the Securities Act, (a) each distributee or transferee signs and delivers to Buyer an assumption of the obligations contained in Section 5.4(a) and Section 5.4(b) in the form requested by Buyer, and (b) such transfer otherwise complies with Section 2.11 hereof.  Each Seller also agrees and consents to the entry of stop transfer instructions with Buyer’s transfer agent and registrar against the transfer of its shares of Common Stock except in compliance with the foregoing restrictions or pursuant to a transaction described in the foregoing paragraph.

(b)          Each Seller further agrees that, in connection with any financing of Buyer, including through the offering of securities of Buyer, it will consent and agree to one extension of the Lockup Period, not to exceed one hundred eighty (180) days beyond the date of such request, with respect to its shares of Common Stock reasonably requested by any financial advisor(s), underwriter(s) or placement or other selling agent(s) of such financing; provided, however, that if (i) Buyer issues an earnings release or material news, or a material event relating to Buyer occurs, during the last 17 days of the Lockup Period, or (ii) prior to the expiration of the Lockup Period, Buyer announces that it will release earnings results during the 16-day period beginning on the last day of the Lockup Period, the restrictions imposed by Section 5.4 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless any such financial advisor(s), underwriter(s) or placement or other selling agent(s) of such financing waives such extension.

Section 5.5                      Capital Contribution; Bank Accounts

(a)          Sellers will make, prior to the Closing, additional capital contributions to BERMASE aggregating $2,000,000 (not including the capital contributions referenced in Section 2.19 hereof).

(b)          Immediately prior to the Closing, (x) all funds then held in the BERMASE bank accounts at M and T Bank and (y) all funds in excess of the $2,000,000 referenced in Section 5.5(a) above then held in the BERMASE Brokerage Security Account at JP Morgan Chase Bank, will be distributed to JAF-NH, and such funds will not be included in the assets of BERMASE at the Closing.

Section 5.6                      Conversion of Note; Distribution in Kind; Warrant

BERMASE will and Sellers will cause BERMASE to, prior to the Closing, (i) convert the Note in its entirety; (ii) make a distribution in kind of the Conversion Shares issued to it upon such conversion and the 1,200,000 shares of Common Stock currently held by it to AVON I, AVON II and JAF-NH, pro rata, based on each of their respective Membership Interests in BERMASE. BERMASE will not and Sellers will cause BERMASE not to exercise the Warrant.

ARTICLE VI

COVENANTS OF BUYER

Section 6.1                      Stockholder Vote

Buyer covenants and agrees that, as promptly as reasonably practicable following the date of this Agreement, it shall, acting through its Board of Directors and in accordance with its governing and organizational documents and applicable Law, use reasonable best efforts to obtain the requisite affirmative vote of its stockholders to (i) amend its Amended and Restated Articles of Incorporation to increase its authorized Common Stock to 395,000,000 shares; (ii) approve the 2010 Equity Incentive Plan and (iii) approve Buyer’s reincorporation in the State of Delaware.

Section 6.2                      Representations and Warranties

Buyer covenants and agrees that, except as otherwise contemplated by this Agreement or unless Sellers and BERMASE shall give their prior written consent, Buyer shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer herein untrue or incorrect in any material respect.

Section 6.3                      Notification of Certain Events

Buyer shall give prompt notice to Sellers and BERMASE if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Buyer of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 8.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Buyer, or any of its properties, with respect to the Transactions. No such notice to Sellers and BERMASE shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 6.4                      Integration.

On or after the Closing Date, Buyer shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to Sellers.

Section 6.5                      Equal Treatment of Sellers.

No consideration shall be offered or paid to any Seller to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of Sellers.  For clarification purposes, this provision constitutes a separate right granted to each Seller by Buyer and negotiated separately by each Seller, and is intended to treat for Buyer Sellers as a class and shall not in any way be construed as Sellers acting in concert or as a group with respect to the purchase, disposition or voting of Shares or otherwise.

Section 6.6                      Conduct of Business by Buyer Pending the Closing

Except as otherwise contemplated by this Agreement or as disclosed in Section 6.6 of the Buyer Disclosure Schedule, or unless Sellers shall give their prior written consent, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Buyer shall (i) conduct its business in the ordinary course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its current business organization and maintain satisfactory relationships with its service providers and others having business relationships with it.  Each Seller and BERMASE agrees to cooperate reasonably with Buyer in connection with the foregoing.  Without limiting the generality of the foregoing, and except as contemplated by this Agreement or disclosed in Section 6.6 of the Buyer Disclosure Schedule, Buyer shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Sellers:

(a)          amend or otherwise change its articles of incorporation or bylaws;

(b)          issue any additional securities or issue, sell or grant any option or right to acquire, or otherwise dispose of, any of its securities;

(c)          effect any dissolution, winding up, liquidation or termination of its business;

(d)          incur or guarantee, or perform, pay or otherwise discharge, any material obligation or liability (absolute or contingent), except in the ordinary course of business;

(e)          terminate or amend in any material respect any material contract;

(f)          take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer herein untrue or incorrect in any material respect;

(g)          merge or consolidate with any Person;

(h)          make any investment in, or make any loan or advance to, any Person, except in the ordinary course of business;

(i)          enter into any employment agreement or arrangement or make any increase in the number or compensation of persons employed in its business; or

(j)          agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 7.1                      Access to Information

Upon reasonable prior notice, Sellers and BERMASE shall afford to the officers, employees, accountants, counsel and other agents and representatives of Buyer reasonable access at reasonable times, during the period prior to the Closing Date or the earlier termination of this Agreement, to all of BERMASE’s properties, books, contracts, commitments and records.  In addition, during such period, Sellers and BERMASE shall furnish to Buyer all information concerning the Contributed Equity and BERMASE’s business as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Contributed Equity and BERMASE’s Business.

Section 7.2                      Commercially Reasonable Efforts; Further Assurances

(a)          Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b)          From time to time after the Closing, at the request of Buyer and without further consideration, each of Sellers and BERMASE agrees on its own behalf, as well as on behalf of its respective parents, subsidiaries, affiliates, successors, assigns and legal representatives, to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary or desirable by Buyer to vest, record, perfect, support and/or confirm the rights herein conveyed.  Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights by Sellers as otherwise set forth in this Agreement.

Section 7.3                      Public Announcements

Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law, in which case each such Party shall use its commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 7.4                      Transfer Taxes

Buyer, on the one hand, and Sellers, on the other hand, shall each pay when due 50% of all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of any of the Transactions and Buyer, on the one hand, and Sellers, on the other hand, shall each, at its own expense, file all necessary Returns and other documentation with respect to such Taxes, fees and charges paid by it.

Section 7.5                      Section 351(a)

The Parties shall not take any action, or omit to take any action, that would cause the Transactions not to qualify as a transaction described in Section 351(a) of the Code.

Section 7.6                      Financing Participation Right

(a)           At any time after the Closing Date and for so long as Sellers, individually or in the aggregate, beneficially own capital stock or securities convertible into capital stock of Buyer representing at least a majority of the outstanding Common Stock, Buyer shall not consummate or pursue any proposed offer or sale to, or exchange with (or other type of distribution to) any third party, of Common Stock or any securities convertible, exercisable or exchangeable into Common Stock, including convertible debt securities, or any debt instrument, unless (i) such proposed subsequent financing has been authorized by the Board of Directors of Buyer, and (ii) Buyer has fully complied with its obligations pursuant to Section 7.6(b) hereof (a “Subsequent Financing”). Notwithstanding anything contained herein to the contrary, a Subsequent Financing shall not include (1) issuances of shares of Common Stock or options to employees, officers, directors or consultants of Buyer pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of Buyer or a majority of the members of a committee of non-employee directors established for such purpose, duly approved by Buyer’s stockholders; (2) issuances of securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; (3) securities issued in any transaction that is approved in writing by each Seller and (4) the issuance of any securities under the terms of this Agreement.

(b)           At any time after the Closing Date and for so long as Sellers, individually or in the aggregate, beneficially own capital stock or securities convertible into capital stock of Buyer representing at least a majority of the outstanding Common Stock, Buyer covenants and agrees to promptly notify (in no event later than five (5) days after making or receiving an applicable offer) in writing (a “Rights Notice”) each Seller of the material terms and conditions of any proposed Subsequent Financing. The Rights Notice shall describe, in reasonable detail, the material terms of the proposed Subsequent Financing, including the names and investment amounts of all investors participating in the Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall be within 30 trading days from the date of the Rights Notice, and all other terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith.  The Rights Notice shall provide each Seller an option, pro rata, based upon the percentage membership interests in BERMASE being sold by such Seller hereunder (AVON I: 37.5%; AVON II: 37.5% and JAF-NH: 25.0%), or in any other manner agreed to by Sellers (the “Rights Option”), to do either of the following (if during the 15 trading days following delivery of the Rights Notice (the “Option Period”) such Seller informs Buyer that it will do so): (i) purchase all or any part of its pro rata portion (or any other portion agreed to by Sellers) of the securities in such Subsequent Financing on the same terms and conditions as contemplated by such Subsequent Financing or (ii) lead (or co-lead with other electing Sellers) the placement of such Subsequent Financing for no commission. Each Seller hereby agrees that, if such Seller elects to lead the placement of such Subsequent Financing, it will use best efforts to fully cooperate with any other Seller or Sellers that also elect to lead the placement of such Subsequent Financing.  Delivery of any Rights Notice constitutes a representation and warranty by Buyer that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing. If Buyer does not receive notice of exercise of the Rights Option from any Seller within the Option Period, Buyer shall have the right to close the Subsequent Financing on the scheduled closing date with such third parties; provided that all of the material terms and conditions of the closing are substantially the same as those provided to Sellers in the Rights Notice.  If the closing of the proposed Subsequent Financing does not occur on that date, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this Section 7.6, including, without limitation, the delivery of a new Rights Notice.

ARTICLE VIII

CONDITIONS TO THE CLOSING

Section 8.1                      Conditions to Obligations of Each Party

The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

(b)          Buyer (i) shall have obtained the requisite affirmative vote of its stockholders to amend its Amended and Restated Articles of Incorporation to increase its authorized Common Stock to 395,000,000 shares and to approve the 2010 Equity Incentive Plan and (ii) shall have filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada reflecting such increase in authorized Common Stock.

Section 8.2                      Additional Conditions to Obligations of Buyer

The obligation of Buyer to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)          The representations and warranties of Sellers and BERMASE set forth in Article II and Article III of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Seller Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all material respects, as the case may be, as of such date.

(b)          Each of Sellers and BERMASE shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date, including the deliveries under Section 1.3(b).

(c)          Buyer shall have received a certificate of each of Sellers, dated the Closing Date, signed by an authorized representative of each of Sellers, to the effect that the conditions specified in Sections 8.2(a) and (b) have been satisfied.

(d)          Buyer shall have received a certificate of BERMASE, dated the Closing Date, signed by an authorized representative of BERMASE, to the effect that the conditions specified in Sections 8.2(a) and (b) have been satisfied.

(e)          The counterparty to each Material Contract set forth on Section 2.7 of the Seller Disclosure Schedule (other than those referenced in Section 8.2(f) below which are being terminated) shall, to the extent required under such Material Contract, have provided its required consent to the Transactions on terms reasonably acceptable to Buyer (“Consents”).

(f)          Buyer shall have received termination letters terminating (i) that certain Website Management Agreement (parimutueltrading.com), dated as of September 15, 2010, by and among BERMASE, Buyer, Royal Turf Club, Inc., Royal Turf Club Limited (Antigua) and Royal Turf Club Limited (St. Kitts and Nevis); and (ii) that certain Website Management Agreement (NASDAQDowns.com), dated as of September 15, 2010, by and among BERMASE, Buyer, Royal Turf Club, Inc., Royal Turf Club Limited (Antigua) and Royal Turf Club Limited (St. Kitts and Nevis), each executed by BERMASE.

(g)          Buyer shall have received evidence, satisfactory to Buyer, that the capital contributions referenced in Section 5.5 hereof have been made.

(h)          BERMASE shall have converted the Note.

(i)           Buyer shall have received evidence, satisfactory to Buyer, that the distributions in kind referred to in Section 5.6 hereof have been made.

(j)           Buyer shall have received from BERMASE the original Warrant.

(k)          Buyer shall have received from BERMASE the original New Note.

(l)           Buyer shall have received all documentation as required by Section 1.3(b).

Section 8.3                      Additional Conditions to Obligations of Sellers and BERMASE

The obligation of Sellers and BERMASE to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)          The representations and warranties of Buyer set forth in Article IV of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of that date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Buyer Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all material respects, as the case may be, as of such date.

(b)          Buyer shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by them hereunder on or prior to the Closing Date, including the deliveries under Section 1.3(c).

(c)          Sellers shall have received a certificate of Buyer, dated the Closing Date, signed by an executive officer of Buyer, to the effect that the conditions specified in Sections 8.3(a) and (b) have been satisfied.

(d)          Sellers shall have received all documentation as required by Section 1.3(c).

ARTICLE IX

TERMINATION

Section 9.1                      Termination

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a)          By mutual written consent of Buyer, Sellers and BERMASE;

(b)          by either Sellers and BERMASE, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or before December 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c)          by either Sellers and BERMASE, on the one hand, or Buyer, on the other hand, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and nonappealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d)          by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Sellers and/or BERMASE of any of their representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Sellers and/or BERMASE shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 8.2(a) or 8.2(b) (a “Terminating Seller Breach”); provided that if such Terminating Seller Breach is reasonably curable by Sellers and/or BERMASE, within 30 days after Sellers and/or BERMASE has received written notice from Buyer of such Terminating Seller Breach, through the exercise of its commercially reasonable efforts and for as long as Sellers and/or BERMASE, as the case may be, continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 9.1(d) until the earlier of the expiration of such 30-day period and the Outside Date;

(e)          by Sellers and BERMASE (if neither Sellers nor BERMASE is in material breach of any of their representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 8.3(a) or 8.3(b) (a “Terminating Buyer Breach”); provided that if such Terminating Buyer Breach is reasonably curable by Buyer, within 30 days after Buyer has received written notice from Sellers and BERMASE of such Terminating Buyer Breach, through the exercise of its commercially reasonable efforts and for as long as Buyer continues to exercise such commercially reasonable efforts, Sellers and BERMASE may not terminate this Agreement under this Section 9.1(e) until the earlier of the expiration of such 30-day period and the Outside Date.

Section 9.2                      Effect of Termination

In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any willful breach of this Agreement.  Without limiting the foregoing, this Section 9.2 and Article XI shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.9 hereof in lieu of terminating this Agreement pursuant to Section 9.1.

ARTICLE X

INDEMNIFICATION PROVISIONS

Section 10.1                      Sellers’ Indemnification Obligation

Each Seller agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Buyer, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives from and against any damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing Persons arising out of (a) any inaccuracy or breach of any representation or warranty of Sellers or BERMASE contained in Article II or Article III of this Agreement, (b) any breach of any covenant or agreement of Sellers and/or BERMASE contained in this Agreement, or (c) the operation of BERMASE’s business prior to the Closing.

Section 10.2                      Buyer’s Indemnification Obligation

Buyer agrees that, from and after the Closing, it shall indemnify, defend and hold harmless each Seller and their respective officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives from and against any Liabilities incurred by any of the foregoing Persons arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer contained in Article IV of this Agreement, or (b) any breach of any covenant or agreement of Buyer contained in this Agreement.

Section 10.3                      Procedures for Indemnification for Third Party Claims

For purposes of this Article X, any Party entitled to be indemnified under Article X is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article X is referred to herein as an “Indemnifying Party.”  The obligations and liabilities of the Parties under this Article X with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a)          The Indemnified Party shall give the Indemnifying Party prompt written notice of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it and reasonably satisfactory to the Indemnified Party, provided that, in such event, the Indemnified Party will have the right to participate in such defense through counsel of its own choice and at its own expense.  Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim).  The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.  Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

(b)          If the Indemnifying Party, within 20 days after notice from the Indemnified Party of any such Third Party Claim, notifies the Indemnified Party in writing of its election not to, or fails to, assume the defense thereof in accordance with Section 10.3(a) of this Agreement, the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Third Party Claim.  Any failure on the part of the Indemnifying Party to notify the Indemnified Party within the time period provided above regarding its election shall be deemed an election by the Indemnifying Party not to assume and control the defense of the Third Party Claim.

(c)          Anything in this Section 10.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim.  The Indemnified Party shall not, without the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnifying Party, settle, compromise or pay any Third Party Claim or consent to the entry of judgment with respect thereto.

Section 10.4                      Indemnification Limitations

(a)          Time Limits on Indemnification.  No claim on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 11.1 of this Agreement.  Notwithstanding the foregoing, if a written claim or written notice is given under Article X with respect to any representation or warranty prior to the expiration of its survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

(b)          Net Recovery.  The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article X with respect to any indemnifiable Liability shall be net of any recovery actually received by such Indemnified Party from unaffiliated third parties (including insurance proceeds (except from self-insurance programs), counterclaims, subrogation actions, warranties and indemnification from, and other claims against, third parties and the like).

(c)          Damage Limitation.  An Indemnified Party shall not be entitled to indemnification for consequential, punitive, indirect, incidental, speculative or special damages or lost profits, except in the event of fraud.

(d)          Waiver of Conditions.  The right of an Indemnified Party to indemnification hereunder shall not be affected by any investigation conducted with respect to the accuracy of or compliance with any of the representations, warranties, covenants or obligations set forth in this Agreement.  Notwithstanding the foregoing, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall negate the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

Section 10.5                      Exclusive Remedy

The remedies provided in this Article X shall be the sole and exclusive remedies of the Parties with respect to the matters covered by Sections 10.1 and 10.2, except that nothing herein shall prevent a Party from seeking specific performance pursuant to Section 11.9, subject to the provisions thereof, including with respect to the obligations in Section 7.2.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1                      Survival of Representations and Warranties

The representations and warranties made by Sellers and BERMASE in Article II and Article III of this Agreement shall survive until the date that is 24 months after the Closing Date.  The representations and warranties made by Buyer in Article IV of this Agreement shall survive until the date that is 24 months after the Closing Date.

Section 11.2                      Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) (b) when sent by facsimile (with written confirmation of transmission), or (c) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)          If to Sellers and/or BERMASE:

AVON ROAD BERMASE I LLC
AVON ROAD BERMASE II LLC
4446 State Route 42, Suite B
Monticello, New York 12701
Telephone: (845) 794-5300
Facsimile: (845) 794-5333
Attention: Robert A. Berman

and

JAF-NH, LLC
c/o JAF Advisory, LLC
445 Old Academy Road
Fairfield, Connecticut 06824
Telephone: (203) 254-3895
Facsimile: (203) 254-3921
Attention: Joel A. Asen

with copies to:

Berkowitz, Trager & Trager LLC
8 Wright Street
Westport, Connecticut 06880
Telephone: (203) 226-1001
Facsimile: (203) 226-3801
Attention: Howard Komisar, Esq.

and

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Telephone: (212) 808-7800
Facsimile: (212) 808-7897
Attention: John A. Garraty, Esq.

(b)          If to Buyer:

Global Pari-Mutuel Services, Inc.
1231 Honeysuckle Lane
Chandler, Arizona 85248
Telephone: (415) 302-8621
Facsimile: (483) 883-2282
Attention:  James A. Egide

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York  10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
Attention:  Robert H. Friedman, Esq.
                    Kenneth M. Silverman, Esq.

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 11.3                      Headings

The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules.  Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 11.4                      Entire Agreement

This Agreement, together with the exhibits and schedules attached hereto, constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 11.5                      Assignment: Parties in Interest

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article X hereof (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 11.6                      Governing Law; Consent to Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.  The Parties hereto hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court.  The Parties hereto hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.7                      Counterparts

This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.8                      Severability

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 11.9                      Specific Performance

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 11.10                    Fees and Expenses

Except as otherwise expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 9.1.

Section 11.11                    Amendment

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Buyer, Sellers and BERMASE.

Section 11.12                    Waiver

At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XII

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 2.5.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning ascribed to it in the preamble.

“AVON I” shall have the meaning ascribed to it in the preamble.

“AVON II” shall have the meaning ascribed to it in the preamble.

“BERMASE” shall have the meaning ascribed to it in the preamble.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Buyer” shall have the meaning ascribed to it in the preamble.

“Buyer Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article IV.

“Certificate of Formation” shall have the meaning ascribed to it in Section 2.3.

“Closing” shall have the meaning ascribed to it in Section 1.3(a).

“Closing Date” shall have the meaning ascribed to it in Section 1.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall have the meaning ascribed to it in Section 5.3(a).

“Common Stock” shall have the meaning ascribed to it the recitals.

“Common Stock Equivalents” means any securities of Buyer that would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Consents” shall have the meaning ascribed to it in Section 8.2(d).

“Consideration” shall have the meaning ascribed to it in Section 1.2.

“Contributed Equity” shall have the meaning ascribed to it in Section 1.1.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Conversion Shares” shall have the meaning ascribed to it in the recitals.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Income Taxes” means any federal, state or local income or franchise (or an excise tax based on income) Tax, including a Tax assessed on an entity by reference to its income, gains or profits, and in each instance any interest, penalties or additions to tax attributable to such Tax.

“Indemnified Party” shall have the meaning ascribed to it in Section 10.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 10.3.

“Intellectual Property” means all rights of BERMASE in and to (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, reexaminations, provisionals, divisions, renewals, revivals, and foreign counterparts thereof and all registrations and renewals in connection therewith, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and other indicia of origin and corporate branding, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) works of authorship, copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) mask works and all applications, registrations and renewals in connection therewith, (e) trade secrets, inventions and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs), (f) Internet addresses, uniform resource locaters, domain names, Websites and Web pages, (g) any and all other intellectual property and proprietary rights, (h) company-wide telephone numbers and (i) goodwill related to all of the foregoing.

“JAF-NH” shall have the meaning ascribed to it in the preamble.

“knowledge” means the knowledge obtained or obtainable after due inquiry and reasonable investigation by Robert A. Berman, on behalf of AVON I and AVON II, Joel A. Asen, on behalf of JAF-NH, Messrs. Berman and Asen together, on behalf of BERMASE, and James A. Egide and Michael D. Bard together, on behalf of Buyer.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 10.1.

“Lockup Period” shall have the meaning ascribed to it in Section 5.4.

“Material Contracts” means the contracts, agreements, understandings, instruments, obligations, promises, commitments or undertakings (whether written or oral) to which BERMASE is a party or by which it is bound or by which any of its assets, properties or business are bound.

“Membership Interests” shall have the meaning ascribed to it in the recitals.

“New Note” shall have the meaning ascribed to it in the recitals.

“Note” shall have the meaning ascribed to it in the recitals.

“Operating Agreement” shall have the meaning ascribed to it in Section 2.3.

“Option Period” shall have the meaning ascribed to it in Section 7.6(b).

“Order” shall have the meaning ascribed to it in Section 2.6.

“Outside Date” shall have the meaning ascribed to it in Section 9.1(b).

“Parties” shall have the meaning ascribed to it in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Return” means, with respect to Taxes, any report, return, statement, estimate, declaration, form or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Rights Notice” shall have the meaning ascribed to it in Section 7.6(b).

“Rights Option” shall have the meaning ascribed to it in Section 7.6(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” shall have the meanings ascribed to them in the preamble.

“Seller Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article II.

“Seller Material Adverse Effect” means a material adverse effect on (A) BERMASE’s business or the Contributed Equity or (B) the ability of Sellers and BERMASE to consummate the Transactions, except in each case for any such effect resulting from, arising out of or relating to (i) general economic conditions in the United States of America or changes therein; (ii) any natural disaster; (iii) national or international political conditions, including any engagement in or escalation of hostilities, pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; or (iv) the taking of any action by Buyer or any of its Affiliates.

“Shares” shall have the meaning ascribed to it in Section 1.2(a).

“Subsequent Financing” shall have the meaning ascribed to it in Section 7.6(a).

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Terminating Buyer Breach” shall have the meaning ascribed to it in Section 9.1(e).

“Terminating Seller Breach” shall have the meaning ascribed to it in Section 9.1(d).

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 10.3.

“Transactions” shall have the meaning ascribed to it in Section 1.3.

“Warrant” shall have the meaning ascribed to it in the recitals.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

BERMASE LLC

By:	/s/ Robert A. Berman
	Name:	Robert A. Berman
	Title:	Manager

By:	/s/ Joel A. Asen
	Name:	Joel A. Asen
	Title:	Manager

AVON ROAD BERMASE I LLC

By:	Avon Road Partners, L.P.
Its Sole Member

By:	/s/ Robert A. Berman
	Name:	Robert A. Berman
	Title:	General Partner

AVON ROAD BERMASE II LLC

By:	/s/ Robert A. Berman
	Name:	Robert A. Berman
	Title:	Managing Member

JAF-NH, LLC

By:	/s/ Joel A. Asen
	Name:	Joel A. Asen
	Title:	Manager

GLOBAL PARI-MUTUEL SERVICES, INC.

By:	/s/ James A. Egide
	Name:	James A. Egide
	Title:	Chief Executive Officer

EXHIBIT A

Form of New Note